Exhibit 99.1
SUPERVALU Reports Fourth Quarter and Full Year Fiscal 2018 Results

Full Year Net Earnings Including Non-Controlling Interests of $46 million; Adjusted EBITDA of $478 million
Announces Pursuing Sale of Its Shop ‘n Save and Shop ‘n Save East Retail Operations
Announces Sale Leaseback Transactions for Eight Distribution Centers
Introduces Fiscal 2019 Outlook

MINNEAPOLIS - (BUSINESS WIRE) - April 24, 2018--SUPERVALU INC. (NYSE: SVU) today reported financial results for its fourth quarter and fiscal year ended February 24, 2018 and provided updates regarding ongoing efforts to optimize its retail operations and monetize select real estate assets through sale leaseback transactions.

Full Year Fiscal 2018 Financial Summary (Compared to Fiscal 2017):

•	Continuing operations

◦	Consolidated net sales increased $3.25 billion, or 30%; including $2.6 billion from Unified Grocers and AG Florida

◦	Wholesale net sales increased $3.35 billion, or 43%

•	Total Net earnings attributable to SUPERVALU INC.

◦	Net earnings including non-controlling interests of $46 million, comprised of $49 million of Net earnings from continuing operations and $3 million of Loss from discontinued operations, net of tax

◦	Adjusted EBITDA of $478 million, comprised of $436 million of Adjusted EBITDA from continuing operations and $42 million from discontinued operations

Fourth Quarter Fiscal 2018 Financial Summary (Compared to Fourth Quarter Fiscal 2017):

•	Continuing operations

◦	Consolidated net sales increased $1.07 billion, or 42%; including $970 million from Unified Grocers and AG Florida

◦	Wholesale net sales increased by $1.08 billion, or 60%

•	Total Net earnings attributable to SUPERVALU INC.

◦	Net earnings including non-controlling interests of $33 million, comprised of $25 million of Net earnings from continuing operations and $8 million of Income from discontinued operations, net of tax

◦	Adjusted EBITDA of $128 million, comprised of $117 million of Adjusted EBITDA from continuing operations and $11 million from discontinued operations

Operational Updates

•
In a separate press release today, Supervalu announced it has entered into definitive agreements to sell eight of its owned distribution centers, representing approximately 5.8 million square feet, to a single buyer for an aggregate purchase price, excluding closing costs and taxes, of approximately $483 million (net proceeds estimated to be $445 million). Subject to customary closing conditions, the sale and leaseback for seven of the properties is expected to be completed in May, and by October for one property.

•
Supervalu today announced it is pursuing the sale of its corporately owned and operated Shop ‘n Save (based in St. Louis) and Shop ‘n Save East (with stores in West Virginia, Maryland, Pennsylvania, and Virginia) retail operations.

“We finished fiscal 2018 strong with results in-line with our expectations after having made significant progress throughout the year with our ongoing wholesale business transformation. We’re pleased with our efforts to date to create a stronger company with more focused operations through the purchase of Unified Grocers and AG Florida,” said President and CEO Mark Gross.

“Already in the first two months of fiscal 2019, we’ve capitalized on our business momentum by taking several decisive, strategic actions that further our transformation,” Gross continued. “These include exiting our Farm Fresh banner, the announcement that we’re pursuing the sale of our Shop ‘n Save and Shop ‘n Save East retail operations, and the monetization of approximately $483 million in owned real estate. With a growing Wholesale business and more stable group of retail stores, we believe SUPERVALU is well positioned for success. While we still have more work to do, we remain optimistic about our ability to grow our core Wholesale business and create long-term shareholder value.”

Fourth Quarter Results - Continuing Operations
Fourth quarter net sales were $3.59 billion compared to $2.53 billion for the fourth quarter last year, an increase of $1.07 billion or 42 percent. Total net sales within the Wholesale segment increased 60 percent. Retail identical store sales were positive 0.1 percent. Fees earned under services agreements in the fourth quarter were $32 million compared to $42 million for the fourth quarter last year.
Gross profit for the fourth quarter was $356 million or 9.9 percent of net sales. Last year’s fourth quarter gross profit was $338 million, or 13.4 percent of net sales. The gross profit rate decrease compared to last year is primarily due to the change in business segment mix, with Wholesale representing a larger portion of total sales and gross profit, and the contribution from Unified Grocers at a lower gross profit rate.
Selling and administrative expenses in the fourth quarter were $288 million, or 8.0 percent of net sales, including certain adjustments that offset one another. Selling and administrative expenses in last year’s fourth quarter were $273 million and included a $1 million pension settlement charge and $1 million of store closure charges and costs. When adjusted for these items, last year’s fourth quarter selling and administrative expenses were $271 million, or 10.7 percent of net sales. The decrease in the adjusted selling and administrative expense rate compared to last year was primarily driven by the change in business segment mix toward Wholesale partially offset by higher employee-related costs.
Net interest expense for the fourth quarter was $31 million, compared to $40 million in last year’s fourth quarter which included $12 million of unamortized financing charges. When adjusted for this item, last year’s fourth quarter interest expense was $28 million. The increase in adjusted net interest expense was driven by higher average outstanding debt balances following the purchase of Unified Grocers and AG Florida.
Income tax expense in the fourth quarter was $26 million and included a $31 million non-cash charge to reduce the carrying value of net deferred tax assets resulting from the newly enacted tax reform legislation as well as a $22 million credit related to an adjustment to the valuation allowance associated with Supervalu’s capital loss carry-forward. Last year’s fourth quarter tax expense was $3 million.
Wholesale
Fourth quarter Wholesale net sales were $2.87 billion, compared to $1.79 billion for the fourth quarter last year, an increase of 60 percent. The net sales increase is primarily due to sales from the acquired Unified Grocers and Associated Grocers of Florida businesses, sales to new customers and increased sales to new stores operated by existing customers, partially offset by stores no longer operated by customers and lower military sales.
Wholesale operating earnings in the fourth quarter were $68 million and included $5 million in legal settlement income, offset in part by $4 million of severance costs. When adjusted for these items, fourth quarter Wholesale operating earnings were $67 million, or 2.3 percent of net sales. Last year’s fourth quarter Wholesale operating earnings were $60 million, or 3.4 percent of net sales. The decrease in adjusted Wholesale operating earnings, as a percent of net sales, was driven by the mix impact from the inclusion of the acquired Unified Grocers business, which contributed to operating earnings at a lower percent of net sales. Operational cost synergies are expected to increase operating earnings as a percent of net sales in future periods.
Retail
Fourth quarter Retail net sales were $690 million, compared to $694 million for the fourth quarter last year, a decrease of 0.6 percent. Identical store sales were positive 0.1 percent, but were more than offset by the lost sales from closed stores.
Retail operating earnings in the fourth quarter were $1 million, or 0.1 percent of net sales. Last year’s fourth quarter Retail operating earnings were $10 million and included $1 million of store closure charges and costs. When adjusted for this item, last year’s Retail operating earnings were $11 million, or 1.4 percent of net sales. The decrease in adjusted Retail operating earnings, as a percent of net sales, was primarily driven by higher shrink costs and lower base margins to drive customer traffic.
Corporate
Fourth quarter fees earned under services agreements were $32 million compared to $42 million last year.
Net Corporate operating loss in the fourth quarter was $1 million, and included $5 million of merger and integration costs, $3 million of store closure charges and costs and $2 million of severance costs, offset in part by an $8 million benefit plan termination gain and a gain on sale of property of $1 million. When adjusted for these items, net Corporate operating earnings were $0 million.

Last year’s fourth quarter net Corporate operating loss was $5 million and included a $1 million pension settlement charge. When adjusted for this item, last year’s net Corporate operating loss was $4 million.
Discontinued Operations
In the fourth quarter of fiscal 2018, the results of operations, financial position and cash flows related to the corporately owned retail operations of Farm Fresh, Shop ‘n Save and Shop ‘n Save East moved to discontinued operations for all historical periods. Fiscal 2017 included a $577 million after-tax gain on the sale of Save-A-Lot, recorded in (Loss) income from discontinued operations, net of tax.
Cash Flows - Continuing Operations
Fiscal 2018 net cash flows provided by operating activities of continuing operations were $139 million compared to $233 million last year, primarily reflecting higher levels of cash utilized toward operating assets and liabilities. Fiscal 2018 net cash flows used in investing activities of continuing operations were $494 million compared to $149 million last year, reflecting the purchase of Unified Grocers, AG Florida, and two distribution centers. Fiscal 2018 net cash flows provided by financing activities of continuing operations were $88 million, compared to net cash flows used in financing activities of continuing operations of $1,107 million last year, primarily reflecting borrowings to finance business acquisitions this year compared to debt payments made last year as a result of selling Save-A-Lot.
Fiscal 2019 Outlook for Continuing Operations
Fiscal 2019 consolidated net sales are expected to be within a range of $15.5 billion to $15.7 billion. Retail ID sales are expected to be flat to slightly positive.
As part of Supervalu’s fiscal 2019 planning process, Supervalu determined it would revise its definition of Adjusted EBITDA in fiscal 2019 to exclude the non-service components related to net periodic pension and other postretirement benefit income that it will be required to move below operating earnings, given recent changes to accounting rules, and has also revised the definition to exclude stock-based compensation. Fiscal 2018 Adjusted EBITDA from continuing operations of $436 million would have been $399 million under this revised definition after subtracting $44 million in pension income and $12 million in OPEB (other post-employment benefits) income, and adding $19 million in stock compensation expense.
Supervalu expects net earnings from continuing operations to be in the range of $55 million to $73 million. Under the revised definition of Adjusted EBITDA from the prior paragraph, Fiscal 2019 Adjusted EBITDA from continuing operations is expected to be in the range of $375 million to $400 million, including $27 million in rent expense associated with the announced sale leaseback transaction expected to generate approximately $445 million in net proceeds. A reconciliation of projected net earnings from continuing operations to projected Adjusted EBITDA from continuing operations, and certain factors affecting the range of expected earnings from continuing operations, is presented in Table 8.
Conference Call
A conference call to review the fourth quarter and full year fiscal 2018 results is scheduled for 3:30 p.m. central time today. The call will be webcast live at www.supervaluinvestors.com (click on microphone icon). A replay of the call will be archived at www.supervaluinvestors.com. To access the website replay, go to the “Investors” link and click on “Presentations and Webcasts.” A supplemental presentation is available at www.supervaluinvestors.com.
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $14 billion. SUPERVALU serves customers across the United States through a network of 3,437 stores composed of 3,323 wholesale primary stores operated by customers serviced by SUPERVALU’s food distribution business and 114 traditional retail grocery stores in continuing operations operated under three retail banners in three geographic regions (store counts as of February 24, 2018). Headquartered in Minnesota, SUPERVALU has approximately 23,000 employees (in continuing operations). For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Except for the historical and factual information, the matters set forth in this news release and related conference call, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends,” “outlook” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These

forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to transform the business and execute on operations and initiatives, ability to execute and realize benefits from acquisitions and dispositions, ability to grow sales, reliance on the wholesale customers’ performance, failure to perform services, wind down of Supervalu’s relationships with Albertson’s LLC and New Albertson’s, Inc., ability to maintain or increase margins or identical store sales, restrictive covenants from indebtedness, labor relations and employee issues, escalating costs of providing employee benefits, intrusions to and disruption of information technology systems, changes in military business, adequacy of insurance, asset impairment charges, disruption of any proxy contest, fluctuations in our common stock price, impact of economic conditions, commodity pricing, severe weather, disruption to supply chain and distribution network, governmental regulation, food and drug safety issues, legal proceedings, pharmacy reimbursement and health care financing, changes in tax laws, intellectual property protection, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except percent and per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	February 24, 2018 (12 weeks)		February 25, 2017 (12 weeks)		February 24, 2018 (52 weeks)		February 25, 2017 (52 weeks)
Net sales	$3,594	100.0%	$2,529	100.0%	$14,157	100.0%	$10,912	100.0%
Cost of sales	3,238	90.1	2,191	86.6	12,706	89.7	9,517	87.2
Gross profit	356	9.9	338	13.4	1,451	10.3	1,395	12.8
Selling and administrative expenses(1)	288	8.0	273	10.8	1,258	8.9	1,187	10.9
Goodwill impairment charge(1)	—	—	—	—	—	—	13	0.1
Operating earnings	68	1.9	65	2.6	193	1.4	195	1.8
Interest expense, net	31	0.8	40	1.5	132	0.9	180	1.6
Equity in earnings of unconsolidated affiliates	(14)	(0.4)	(2)	—	(16)	(0.1)	(5)	—
Earnings from continuing operations before income taxes	51	1.4	27	1.1	77	0.5	20	0.2
Income tax provision (benefit)	26	0.7	3	0.1	28	0.2	(15)	(0.1)
Net earnings from continuing operations(1)	25	0.7	24	1.0	49	0.3	35	0.3
Income (loss) from discontinued operations, net of tax	8	0.2	576	22.7	(3)	—	619	5.7
Net earnings including noncontrolling interests	33	0.9	600	23.8	46	0.3	654	6.0
Less net earnings attributable to noncontrolling interests	—	—	(1)	(0.1)	(1)	—	(4)	—
Net earnings attributable to SUPERVALU INC.	$33	0.9%	$599	23.7%	$45	0.3%	$650	6.0%

Basic net earnings per share attributable to SUPERVALU INC.:
Continuing operations	$0.65		$0.65		$1.25		$0.82
Discontinued operations	$0.22		$15.09		$(0.07)		$16.35
Basic net earnings per share	$0.86		$15.74		$1.18		$17.17
Diluted net earnings per share attributable to SUPERVALU INC.:
Continuing operations	$0.64		$0.64		$1.25		$0.81
Discontinued operations	$0.22		$14.97		$(0.07)		$16.19
Diluted net earnings per share	$0.86		$15.61		$1.18		$17.00
Diluted net earnings per share
Basic	38		38		38		38
Diluted	38		38		38		38

(1)
Results from continuing operations for the fourth quarter ended February 24, 2018 include net income of $13 before tax ($2 after tax, or $0.03 per diluted share). Refer to Table 1 for additional information.

Results from continuing operations for the fourth quarter ended February 25, 2017 include net charges and costs of $14 before tax ($8 after tax, or $0.16 per diluted share). Refer Table 3 for additional information.
Results from continuing operations for the year ended February 24, 2018 include net charges and costs of $35 before tax ($31 after tax, or $0.81 per diluted share). Refer to Table 2 for additional information.
Results from continuing operations for the year ended February 25, 2017 include net charges and costs of $67 before tax ($29 after tax, or $0.76 per diluted share). Refer to Table 4 for additional information.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except par value data)

	February 24, 2018	February 25, 2017
ASSETS
Current assets
Cash and cash equivalents	$41	$327
Receivables, net	590	376
Inventories, net	981	645
Other current assets	119	55
Current assets of discontinued operations	130	138
Total current assets	1,861	1,541
Property, plant and equipment, net	1,342	876
Goodwill	780	710
Intangible assets, net	131	37
Deferred tax assets	63	163
Other assets	126	119
Long-term assets of discontinued operations	84	134
Total assets	$4,387	$3,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,139	$822
Accrued vacation, compensation and benefits	187	132
Current maturities of long-term debt and capital lease obligations	34	24
Other current liabilities	106	162
Current liabilities of discontinued operations	82	89
Total current liabilities	1,548	1,229
Long-term debt	1,724	1,263
Long-term capital lease obligations	149	169
Pension and other postretirement benefit obligations	265	322
Long-term tax liabilities	44	63
Other long-term liabilities	133	134
Long-term liabilities of discontinued operations	17	17
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: 57 shares authorized; 38 and 38 shares issued, respectively	—	—
Capital in excess of par value	2,848	2,831
Treasury stock, at cost, 0 and 0 shares, respectively	(3)	(2)
Accumulated other comprehensive loss	(210)	(278)
Accumulated deficit	(2,130)	(2,175)
Total SUPERVALU INC. stockholders’ equity	505	376
Noncontrolling interests	2	7
Total stockholders’ equity	507	383
Total liabilities and stockholders’ equity	$4,387	$3,580

SUPERVALU INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Fiscal Year Ended
	February 24, 2018 (52 weeks)	February 25, 2017 (52 weeks)
Cash flows from operating activities
Net earnings including noncontrolling interests	$46	$654
(Loss) income from discontinued operations, net of tax	(3)	619
Net earnings from continuing operations	49	35
Adjustments to reconcile Net earnings from continuing operations to Net cash provided by operating activities—continuing operations:
Goodwill impairment charge	—	13
Asset impairment and other charges	5	7
Loss on debt extinguishment	5	19
Net gain on sale of assets and exits of surplus leases	(3)	(2)
Depreciation and amortization	197	173
LIFO charge	1	1
Deferred income taxes	5	(5)
Stock-based compensation	19	17
Net pension and other postretirement benefit (income) expense	(63)	18
Contributions to pension and other postretirement benefit plans	(2)	(62)
Other adjustments	(5)	3
Changes in operating assets and liabilities, net of effects from business combinations:
Receivables	3	25
Inventories	(51)	(10)
Accounts payable and accrued liabilities	(20)	34
Income taxes	14	(23)
Other changes in operating assets and liabilities	(15)	(10)
Net cash provided by operating activities—continuing operations	139	233
Net cash (used in) provided by operating activities—discontinued operations	(4)	131
Net cash provided by operating activities	135	364
Cash flows from investing activities
Proceeds from sale of assets	18	4
Purchases of property, plant and equipment	(276)	(151)
Payments for business acquisitions	(240)	(1)
Other	4	(1)
Net cash used in investing activities—continuing operations	(494)	(149)
Net cash (used in) provided by investing activities—discontinued operations	(12)	1,170
Net cash (used in) provided by investing activities	(506)	1,021
Cash flows from financing activities
Proceeds from revolving credit facility	1,250	2,837
Payments on revolving credit facility	(1,123)	(2,975)
Proceeds from issuance of debt	885	—
Payments of debt and capital lease obligations	(906)	(956)
Proceeds from the sale of common stock	—	3
Payments for shares traded for taxes	(3)	(3)
Payments for debt financing costs	(10)	(6)
Payments to acquire noncontrolling interests	(6)	—
Distributions to noncontrolling interests	(3)	(7)
Other	4	—
Net cash provided by (used in) financing activities—continuing operations	88	(1,107)
Net cash used in financing activities—discontinued operations	(1)	(3)
Net cash provided by (used in) financing activities	87	(1,110)
Net (decrease) increase in cash and cash equivalents	(284)	275
Cash and cash equivalents at beginning of year	332	57
Cash and cash equivalents at end of year	$48	$332
Less cash and cash equivalents of discontinued operations at end of year	(7)	(5)
Cash and cash equivalents of continuing operations at end of year	$41	$327
SUPPLEMENTAL CASH FLOW INFORMATION
Supervalu’s non-cash activities were as follows:
Purchases of property, plant and equipment included in Accounts payable	$39	$33
Capital lease asset additions	$1	$17
Interest and income taxes paid:
Interest paid, net of amounts capitalized	$124	$156
Income taxes paid, net	$48	$24

SUPERVALU INC. and Subsidiaries
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
Net Sales by Segment

	Fourth Quarter Ended		Fiscal Year Ended
(In millions)	February 24, 2018 (12 weeks)	February 25, 2017 (12 weeks)	February 24, 2018 (52 weeks)	February 25, 2017 (52 weeks)
Wholesale	$2,872	$1,793	$11,054	$7,705
Retail	690	694	2,943	3,028
Corporate	32	42	160	179
Total net sales	$3,594	$2,529	$14,157	$10,912
Non-GAAP Financial Measures
SUPERVALU INC.’s (“Supervalu”) condensed consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The measures and items identified below, and the adjusted Selling and administrative expenses and adjusted net interest expense, are provided as a supplement to our condensed consolidated financial statements and should not be considered an alternative to any GAAP measure of performance or liquidity. The presentation of these financial measures and items is not intended to be a substitute for or be superior to any financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures exclude certain items that are recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided as a reconciliation from a GAAP measurement. Management believes the measurements and items identified below are important measures of business performance that provide investors with useful supplemental information. Supervalu utilizes certain non-GAAP measures to analyze underlying core business trends to understand operating performance. In addition, management utilizes certain non-GAAP measures as a compensation performance measure. The items below should be reviewed in conjunction with Supervalu’s financial results reported in accordance with GAAP, as reported in Supervalu’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended February 24, 2018.

RECONCILIATIONS OF EARNINGS FROM CONTINUING OPERATIONS TO EARNINGS FROM CONTINUING OPERATIONS AFTER ADJUSTMENTS

Table 1
	Fourth Quarter Ended February 24, 2018
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$51	$25	$0.64
Adjustments:
Severance costs	6	3	0.09
Merger and integration costs	5	1	0.03
Store closure charges and costs	3	1	0.03
U.S. tax reform charge	—	31	0.80
Gain on sale of property	(1)	(1)	(0.03)
Vendor legal settlement income	(5)	(3)	(0.08)
Benefit plan termination gain	(8)	(5)	(0.12)
Gain on sale of unconsolidated affiliates	(13)	(7)	(0.18)
Deferred income tax benefit	—	(22)	(0.57)
Continuing operations after adjustments	$38	$23	$0.61

Table 2
	Fiscal Year Ended February 24, 2018
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$77	$49	$1.25
Adjustments:
Merger and integration costs	37	24	0.62
Legal reserve charge	9	6	0.15
Severance costs	8	4	0.12
Store closure charges and costs	3	1	0.03
Unamortized financing charges	3	2	0.05
Asset impairment charge	2	1	0.03
Debt refinancing costs	2	1	0.03
U.S. tax reform charge	—	31	0.80
Gain on sale of property	(3)	(2)	(0.07)
Vendor legal settlement income	(5)	(3)	(0.08)
Benefit plan termination gain	(8)	(5)	(0.12)
Gain on sale of unconsolidated affiliates	(13)	(7)	(0.18)
Deferred income tax benefit	—	(22)	(0.57)
Continuing operations after adjustments	$112	$80	$2.06

Table 3
	Fourth Quarter Ended February 25, 2017
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$27	$24	$0.64
Adjustments:
Unamortized financing charges	12	7	0.14
Pension settlement charge	1	—	—
Store closure charges and costs	1	1	0.02
Continuing operations after adjustments	$41	$32	$0.80

Table 4
	Fiscal Year Ended February 25, 2017
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$20	$35	$0.81
Adjustments:
Pension settlement charges	42	24	0.61
Unamortized financing charges	17	10	0.28
Goodwill impairment charge	13	7	0.20
Store closure charges and costs	5	3	0.08
Debt refinancing costs	2	1	0.02
Deferred income tax benefit	—	(9)	(0.24)
Severance cost benefit	(1)	—	(0.01)
Sales and use tax refund	(2)	(1)	(0.04)
Supply agreement termination fee	(9)	(6)	(0.14)
Continuing operations after adjustments	$87	$64	$1.57

RECONCILIATIONS OF NET EARNINGS ATTRIBUTABLE TO SUPERVALU INC. TO ADJUSTED EBITDA TO TOTAL SUPERVALU INC. PRO FORMA ADJUSTED EBITDA INCLUDING DISCONTINUED OPERATIONS

Table 5
	Fourth Quarter Ended			Fiscal Year Ended
	February 24, 2018 (12 weeks)			February 24, 2018 (52 weeks)
(In millions)	SUPERVALU INC.	Continuing Operations	Discontinued Operations	SUPERVALU INC.	Continuing Operations	Discontinued Operations
Net earnings (loss) including noncontrolling interests	$33	$25	$8	$46	$49	$(3)
Income tax provision (benefit)	16	26	(10)	3	28	(25)
Equity in earnings of unconsolidated affiliates	(14)	(14)	—	(16)	(16)	—
Interest expense, net	31	31	—	132	132	—
Total operating earnings (loss)	$66	$68	$(2)	$165	$193	$(28)
Add Equity in earnings of unconsolidated affiliates	14	14	—	16	16	—
Less net earnings attributable to noncontrolling interests	—	—	—	(1)	(1)	—
Depreciation and amortization	54	51	3	214	197	17
LIFO (credit) charge	(3)	(3)	—	1	1	—
Pension settlement charges	—	—	—	—	—	—
Asset impairment charge	7	—	7	49	2	47
Store closure charges and costs	3	3	—	5	3	2
Severance costs	6	6	—	9	8	1
Legal reserve charge	3	—	3	12	9	3
Merger and integration costs	5	5	—	37	37	—
Gain on sale of property	(1)	(1)	—	(3)	(3)	—
Vendor legal settlement income	(5)	(5)	—	(5)	(5)	—
Benefit plan termination gain	(8)	(8)	—	(8)	(8)	—
Gain on sale of unconsolidated affiliates	(13)	(13)	—	(13)	(13)	—
Adjusted EBITDA(1)	$128	$117	$11	$478	$436	$42
Pro forma adjustments:
Lease contract primary obligor accounting(2)	—	3	(3)	—	13	(13)
Pro forma adjusted EBITDA	$128	$120	$8	$478	$449	$29

(1)
Supervalu’s measure of adjusted EBITDA includes operating earnings, as reported, plus depreciation and amortization, LIFO charge, equity earnings of unconsolidated affiliates and certain adjustment items as determined by management, and less net earnings attributable to noncontrolling interests.

(2)
The application of continuing operations accounting presentation requires Supervalu to present lease expense based on the legal entities that have the contracts with the landlords, regardless of these locations being held for sale. This lease expense is attributable to held-for-sale retail stores for which Supervalu is pursuing sale agreements where Supervalu will not be selling the legal entities that are party to these contracts. This lease expense is primarily related to two retail banners for which Supervalu is likely to pursue sale agreements in which the leases would be assigned. Upon reaching agreements to sell these retail stores, Supervalu anticipates that lease payments will be paid directly by the acquirer, and Supervalu will no longer incur the expense.

RECONCILIATIONS OF NET EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA AND PRO FORMA ADJUSTED EBITDA

Table 6
	Fourth Quarter Ended		Fiscal Year Ended
(In millions)	February 24, 2018 (12 weeks)	February 25, 2017 (12 weeks)	February 24, 2018 (52 weeks)	February 25, 2017 (52 weeks)
Results of operations, as reported
Net earnings from continuing operations	$25	$24	$49	$35
Income tax provision (benefit)	26	3	28	(15)
Equity in earnings of unconsolidated affiliates	(14)	(2)	(16)	(5)
Interest expense, net	31	40	132	180
Total operating earnings	$68	$65	$193	$195
Add Equity in earnings of unconsolidated affiliates	14	2	16	5
Less net earnings attributable to noncontrolling interests	—	(1)	(1)	(4)
Depreciation and amortization	51	40	197	173
LIFO (credit) charge	(3)	(1)	1	1
Pension settlement charges	—	1	—	42
Asset impairment charge	—	—	2	—
Goodwill impairment charge	—	—	—	13
Store closure charges and costs	3	1	3	5
Severance costs (benefit)	6	—	8	(1)
Sales and use tax refund	—	—	—	(2)
Supply agreement termination fee	—	—	—	(9)
Legal reserve charge	—	—	9	—
Merger and integration costs	5	—	37	—
Gain on sale of property	(1)	—	(3)	—
Vendor legal settlement income	(5)	—	(5)	—
Benefit plan termination gain	(8)	—	(8)	—
Gain on sale of unconsolidated affiliates	(13)	—	(13)	—
Adjusted EBITDA(1)	$117	$107	$436	$418
Pro forma adjustments:
Net sales(2)	—	—	—	33
Cost of sales(3)	—	—	—	(9)
Lease contract primary obligor accounting(4)	3	3	13	12
Total pro forma adjustments	3	3	13	36
Pro forma adjusted EBITDA	$120	$110	$449	$454

(1)
Supervalu’s measure of adjusted EBITDA includes operating earnings, as reported, plus depreciation and amortization, LIFO charge, equity earnings of unconsolidated affiliates and certain adjustment items as determined by management, and less net earnings attributable to noncontrolling interests.

(2)
This adjustment reflects (1) the fees that Supervalu expects to recognize in connection with performing services for Save-A-Lot under the services agreement entered into with Save-A-Lot on December 5, 2016 (the “Services Agreement”) and (2) Wholesale distribution sales to Save-A-Lot pursuant to a customer agreement between Supervalu and Save-A-Lot that had historically been intercompany sales. Actual Services Agreement fees are subject to adjustments pursuant to the terms of the Services Agreement, including for changes in service levels. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016.

(3)
This adjustment reflects the Cost of sales related to Wholesale’s distribution to Save-A-Lot, which was previously eliminated on an intercompany basis. No adjustment for expenses related to the Services Agreement has been included within Cost of sales because the shared service center costs incurred to support back office functions related to the Services Agreement represent administrative overhead costs that have been included within Selling and administrative expenses within Supervalu’s historical consolidated financial statements. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016

(4)
The application of continuing operations accounting presentation requires Supervalu to present lease expense based on the legal entities that have the contracts with the landlords, regardless of these locations being held for sale. This lease expense is attributable to held-for-sale retail stores for which Supervalu is pursuing sale agreements where Supervalu will not be selling the legal entities that are party to these contracts. This lease expense is primarily related to two retail banners for which Supervalu is likely to pursue sale agreements in which the leases would be assigned. Upon reaching agreements to sell these retail stores, Supervalu anticipates that lease payments will be paid directly by the acquirer, and Supervalu will no longer incur the expense.

RECONCILIATION OF OPERATING EARNINGS FROM CONSOLIDATED SEGMENT FINANCIAL INFORMATION AS REPORTED TO SUPPLEMENTALLY PROVIDED ADJUSTED EBITDA AND PRO FORMA ADJUSTED EBITDA

Table 7
	Fourth Quarter Ended		Fiscal Year Ended
(In millions)	February 24, 2018 (12 weeks)	February 25, 2017 (12 weeks)	February 24, 2018 (52 weeks)	February 25, 2017 (52 weeks)
Reconciliation of segment operating earnings to total operating earnings, as reported
Wholesale operating earnings	$68	$60	$226	$225
Retail operating earnings (loss)	1	10	(13)	(3)
Corporate operating loss	(1)	(5)	(20)	(27)
Total operating earnings	$68	$65	$193	$195
Reconciliation of segment operating earnings, as reported, to segment Adjusted EBITDA and consolidated pro forma adjusted EBITDA:
Wholesale operating earnings, as reported	$68	$60	$226	$225
Adjustments:
Supply agreement termination fee	—	—	—	(9)
Legal reserve charge	—	—	9	—
Severance costs	4	—	4	—
Merger and integration costs	—	—	2	—
Vendor legal settlement income	(5)	—	(5)	—
Wholesale operating earnings, as adjusted	67	60	236	216
Wholesale depreciation and amortization	24	14	84	54
LIFO charge	—	—	5	—
Wholesale adjusted EBITDA(1)	$91	$74	$325	$270

Retail operating earnings (loss), as reported	$1	$10	$(13)	$(3)
Adjustments:
Store closure charges and costs	—	1	—	5
Goodwill impairment charge	—	—	—	13
Retail operating earnings (loss), as adjusted	1	11	(13)	15
Retail depreciation and amortization	24	24	100	108
LIFO (credit) charge	(3)	(1)	(4)	1
Equity in earnings of unconsolidated affiliates	14	2	16	5
Gain on sale of unconsolidated affiliates	(13)	—	(13)	—
Net earnings attributable to noncontrolling interests	—	(1)	(1)	(4)
Retail adjusted EBITDA(1)	$23	$35	$85	$125

Corporate operating (loss) earnings, as reported	$(1)	$(5)	$(20)	$(27)
Adjustments:
Merger and integration costs	5	—	35	—
Pension settlement charges	—	1	—	42
Sales and use tax refund	—	—	—	(2)
Asset impairment charge	—	—	2	—
Severance costs	2	—	4	(1)
Gain on sale of property	(1)	—	(3)	—
Store closure charges and costs	3	—	3	—
Benefit plan termination gain	(8)	—	(8)	—
Corporate operating (loss) earnings, as adjusted	—	(4)	13	12
Corporate depreciation and amortization	3	2	13	11
Corporate adjusted EBITDA(1)	$3	$(2)	$26	$23
Total adjusted EBITDA(1)	$117	$107	$436	$418
Pro forma adjustments:
Net sales(2)	—	—	—	33
Cost of sales(3)	—	—	—	(9)
Lease contract primary obligor accounting(4)	3	3	13	12
Total Pro forma adjustments	3	3	13	36
Pro Forma Adjusted EBITDA	$120	$110	$449	$454

(1)
Supervalu’s measure of adjusted EBITDA includes Supervalu’s segment operating earnings (loss), as reported, plus depreciation and amortization, LIFO charge, equity earnings of unconsolidated affiliates and certain adjustment items as determined by management, and less net earnings attributable to noncontrolling interests.

(2)
This adjustment reflects (1) the fees that Supervalu expects to recognize in connection with performing services for Save-A-Lot under the Services Agreement and (2) Wholesale distribution sales to Save-A-Lot pursuant to a customer agreement between Supervalu and Save-A-Lot that had historically been intercompany sales. Actual Services Agreement fees are subject to adjustments pursuant to the terms of the Services Agreement, including for changes in service levels. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016.

(3)
This adjustment reflects the Cost of sales related to Wholesale’s distribution to Save-A-Lot, which was previously eliminated on an intercompany basis. No adjustment for expenses related to the Services Agreement has been included within Cost of sales because the shared service center costs incurred to support back office functions related to the Services Agreement represent administrative overhead costs that have been included within Selling and administrative expenses within Supervalu’s historical consolidated financial statements. This adjustment only applies to time periods prior to the sale of Save-A-Lot on December 5, 2016.

(4)
The application of continuing operations accounting presentation requires Supervalu to present lease expense based on the legal entities that have the contracts with the landlords, regardless of these locations being held for sale. This lease expense is attributable to held-for-sale retail stores for which Supervalu is pursuing sale agreements where Supervalu will not be selling the legal entities that are party to these contracts. This lease expense is primarily related to two retail banners for which Supervalu is likely to pursue sale agreements in which the leases would be assigned. Upon reaching agreements to sell these retail stores, Supervalu anticipates that lease payments will be paid directly by the acquirer, and Supervalu will no longer incur the expense.

Fiscal 2019 Outlook
The following table reconciles Supervalu’s outlook for full year fiscal 2019 Adjusted EBITDA, as revised for fiscal 2019 definition changes, to Net earnings from continuing operations, the most comparable GAAP measure. The table below illustrates the expected changes to management’s definition of Adjusted EBITDA. Finally, the outlook below includes the expected $27 million of (pre-tax) rent expense associated with the sale leaseback announced on April 24, 2018. Additional adjustments not related to our on-going business performance may also arise during fiscal 2019.

Table 8
	For the Fiscal Year Ending February 23, 2019 (52 weeks)
(In millions)	Projected Low End Amount	Projected High End Amount
Results of operations, as projected
Net earnings from continuing operations	$55	$73
Income tax provision	18	24
Equity in earnings of unconsolidated affiliates	(1)	(1)
Net pension and other postretirement benefit income(1)	(38)	(38)
Interest expense, net	113	113
Total operating earnings(1)	$147	$171
Add Equity in earnings of unconsolidated affiliates	1	1
Less net earnings attributable to noncontrolling interests	(1)	(1)
Depreciation and amortization	180	180
LIFO charge	3	3
Merger and integration costs	20	20
Net pension and other postretirement benefit income(1)	38	38
Adjusted EBITDA, as historically defined	$388	$413
Fiscal 2019 Adjusted EBITDA definition(1)
Net pension and other postretirement benefit income(1)	(38)	(38)
Stock-based compensation(1)	25	25
Adjusted EBITDA, as revised for fiscal 2019 definition changes	$375	$400

(1)
Accounting standard update 2017-07 requires entities to present non-service components of net periodic pension and other post retirement benefit income in a new financial statement line below operating earnings. Supervalu is required to adopt this accounting standard in its first quarter of fiscal 2019. As a result of this required change, Supervalu determined it would reduce its measure of Adjusted EBITDA by the effect of the financial statement line item change, which will negatively impact the measure of Adjusted EBITDA, as historically defined. Upon considering this accounting standard change and as part of Supervalu’s fiscal 2019 planning process, Supervalu determined it would revise its definition of Adjusted EBITDA in fiscal 2019 to exclude the non-service components related to net periodic pension and other post retirement benefit income that it will be required to move below operating earnings and has also revised the definition to exclude stock-based compensation.

Management is providing an outlook for fiscal 2019 Adjusted EBITDA, which is a non-GAAP financial measure, because management believes Adjusted EBITDA is an important measure of business performance that provides investors with useful supplemental information. Supervalu utilizes non-GAAP measures to analyze underlying core business trends to understand operating performance and as a compensation performance measure.
CONTACT:

SUPERVALU INC.
Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com
or
Media Contact
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com